SERVICER'S CERTIFICATE

	The undersigned certifies that he is Assistant Secretary of Mitsubishi Motors Credit of America, Inc., a corporation in good standing under the laws of the state of its incorporation (the "Company"), and that as such he is duly authorized to execute and deliver this certificate on behalf of the company pursuant to Section 3.9 of the Sale and Servicing Agreement, dated as of October 1, 1999, by and among the Company, as Servicer, MMCA Auto Receivables Trust, as Seller, and
	MMCA Auto Owner Trust 1999-2, as Issuer (the "Sale and Servicing Agreement") (all capitalized terms used herein without definition have the respective meanings specified in the Sale and Servicing Agreement), and further certifies that:

	(a)	The Servicer's report for the from May 1, 2002 through
		May 31, 2002 attached to this certificate is complete and accurate and contains all information required by Section
		3.9 of the Sale and Servicing Agreement, and

	(b)	As of the date hereof, no Event of servicing Termination or
		event that with notice or lapse of time or both would become an Event of Servicing Termination has occurred.

	IN WITNESS WHEREOF, I have affixed hereunto my signature and the corporate seal of the Company this Seventh day of June 2002.



MITSUBISHI MOTORS CREDIT OF AMERICA, INC.


	/s/ Hideyuki Kitamura
	____________________
By:     Hideyuki Kitamura
	Executive V.P., Finance & Corporate Planning